Exhibit 10.50

December 20, 2002

Mr. John A. Jenson
Simula, Inc.
2625 South Plaza Drive
Suite 100
Tempe, Arizona 85282

Re:	Retention Agreement (“Agreement”)

Dear John:

          As we discussed, on behalf of Simula, Inc. (“the “Company”), this letter confirms our desire and offer to retain you as a key employee of the Company.

1.           Retention or Bonus Payment. The Company wants to assure that it retains its key employees for the normal operation of business while a potential sale, merger or other transfer for value of all or substantially all of the assets or stock of Simula, Inc. (a “Transaction”) is considered. The Company agrees to pay you either a retention payment (“Retention Payment”) and insurance benefit (“Insurance Benefit”), or a bonus payment (“Bonus Payment”), if a Transaction is consummated, provided that you continue your employment with the Company as set forth in this letter. The date a Transaction is completed is referred to in this letter as the “End Date.” The period from the date of this letter until the End Date is referred to in this letter as the “Retention Period.”

               You shall be entitled to the following compensation and benefits if your employment is terminated (a) by the Company during the Retention Period at any time up to the date of a Transaction for any reason except “for cause,” or (b) by the Company’s successor in ownership within one year of the Transaction:

(i)	A Retention Payment in an amount equal to eighteen (18) months of your annual base salary as of the End Date, less applicable withholdings; and

(ii)	Continuation of your health benefits coverage for you and your eligible dependents for eighteen (18) months from the date of termination, under the same terms and conditions of the health benefits plan maintained by the Company for its employees generally or, if a plan does not permit participation by non-employees, then another plan as similar as possible to the plan for the Company employees generally (the “Insurance Benefit”).

               In the event that the Company through its successor continues to employ you in a comparable position for a period of at least one year and one day following the Transaction, you shall be entitled to a Bonus Payment equivalent to twelve (12) months of your monthly base compensation as of the one year and one day anniversary, less applicable withholdings, in lieu of any Retention Payment and Insurance Benefit.

               2.               Eligibility Conditions. Your eligibility for the payments described in Paragraph 1 is subject to your continued satisfactory performance in Simula’s sole discretion including, without limitation, your cooperation with the Company’s efforts to sell the business of Simula, Inc., and your compliance with the Company’s policies, rules and guidelines.

               3.               Offer of Another Position. The Company will propose and attempt to secure your employment with the successor, but no assurances can be given.

               4.               Time of Payment. The Company will pay you the Retention Payment in a lump sum, less applicable tax withholdings, within ten (10) business days of termination of your employment.

               In the event that you continue to be employed in a comparable position for a period of at least one year and one day by the Company through its successor, the Company shall pay you the Bonus Payment in a lump sum, less applicable tax withholdings, within ten (10) business days of such one year and one day anniversary.

               5.               Employment Agreement. This Agreement constitutes an employment agreement between you and the Company. During the term of this agreement, you will maintain your current or comparable position and title and shall continue all of your current duties, as modified from time-to-time. Additionally, you will assist the Company in its efforts to sell the business of Simula, Inc. to the extent necessary. During the term, the Company will continue to pay you your current compensation and benefits. You are advised that the foregoing rights, whether to the Retention Payment, the Insurance Benefit, or the Bonus Payment (or any or all of them) will be forfeited if your employment is terminated “for cause,” or if you voluntarily terminate employment. For purposes of this Agreement, termination “for cause” shall mean termination resulting from: (1) conduct that has caused demonstrable injury to the Company, monetary or otherwise; (2) continued failure for thirty (30) days to perform your essential job functions, duties or responsibilities, as defined by your supervisor and in the sole discretion of Simula, including your cooperation with the Company’s efforts to sell the business; (3) a violation of the Company’s established policies and procedures in effect while employed which could subject you to disciplinary action by the Company; or (4) a criminal conviction, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal.

               6.               Confidentiality. You must keep the existence of this Agreement and its terms completely confidential. You must also keep all discussions relating to a possible Transaction, including terms and negotiations, completely confidential. If you fail to maintain this confidentiality, the Company may, at its option, terminate this Agreement and you will not receive any payments described herein. You will not violate this confidentiality requirement, however, merely by discussing this Agreement or the terms of any prospective Transaction with the executive management of Simula, Inc.

               7.               No Transaction. In the event the Company decides, in its sole discretion, not to pursue a Transaction, it may so notify you. Upon receipt of such notice, this Agreement will terminate, you will not be entitled to any payment hereunder, and you will return to at-will employment status.

               8.               Termination. Unless terminated pursuant to Paragraphs 5 or 7, this Agreement shall terminate on December 31, 2003. However, if a Transaction is consummated on or before December 31, 2003, this Agreement shall terminate on the date on which the Company or the Company’s successor shall have made any payments required to be made hereunder in respect of your employment with the Company.

               9.               Miscellaneous. This Agreement constitutes your complete understanding concerning your retention and employment during the Retention Period, and supercedes all other agreements between you and the Company, specifically including any Employment Agreement between you and the Company but specifically excluding any non-disclosure, invention assignment, Option Agreement and any agreement for the sole benefit of the Company, if any. No other agreements, promises or inducements, or any modifications to this Agreement, will be binding unless reduced to writing and signed by you and an authorized representative of the Company. This Agreement shall be binding upon a successor in ownership of the Company.

               If you agree to the terms listed in this letter, please sign where indicated below. This letter will constitute your Retention Agreement once executed by you.

Sincerely,

SIMULA, INC

	By	/s/ Bradley P. Forst

Bradley P. Forst President and Chief Executive Officer

I agree to the terms of this Agreement.

/s/ John A. Jenson	1/10/03

John A. Jenson	Date